UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 25, 2016 (July 25, 2016)

BLACKROCK CAPITAL INVESTMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	814-00712	20-2725151
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

40 East 52nd Street

New York, NY 10022

(Address of principal executive offices)

(212) 810-5800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 13, 2015, the Board of Directors of the Registrant appointed Donna M. Milia as Interim Chief Financial Officer and Treasurer of the Registrant. The Board of Directors of the Registrant has been pleased with Ms. Milia’s service since her appointment and on July 25, 2016, the Board of Directors of the Registrant appointed Ms. Milia as Chief Financial Officer and Treasurer.

Ms. Milia, 42, has worked with the Registrant since its inception in 2005. In connection with the acquisition of certain assets of BlackRock Kelso Capital Advisors LLC, the Registrant’s former investment advisor (the “Former Advisor”), by BlackRock Advisors, LLC, the Registrant’s current investment advisor (the “Advisor”), in March 2015 (the “Transaction”), Ms. Milia became a Managing Director at the Advisor. Prior to the Transaction, Ms. Milia served as a Managing Director of Finance at the Former Advisor, where she was primarily responsible for the Former Advisor’s Finance, Tax and Accounting Group, as well as providing substantial finance, tax and accounting support for the Registrant since 2005. From 1999 to 2005, Ms. Milia served as Assistant Controller for The Millburn Corporation, an affiliate of quantitative investment manager Millburn Ridgefield Corporation. Prior to that, she was a Senior Accountant with Grant Thornton from 1996 to 1999.

Ms. Milia earned a B.S. in Accounting from Lehigh University and is a Certified Public Accountant.

On July 25, 2016, Brian D. Finn notified the Registrant that he will resign as a Director of the Registrant effective immediately. Mr. Finn’s decision was not a result of any disagreement with the Registrant.

Mr. Finn served as a Director of the Registrant since June 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLACKROCK CAPITAL INVESTMENT CORPORATION

Date: July 27, 2016	By:	/s/ Steven Sterling
	Name:	Steven Sterling
	Title:	Chairman and Chief Executive Officer